Transcept Pharmaceuticals Statement on Request by Retrophin, Inc. to Acquire Up To
15 Percent of the Outstanding Common Stock of Transcept

POINT RICHMOND, CA; September 30, 2013 – Transcept Pharmaceuticals, Inc. (NASDAQ: TSPT) today announced that it had received a communication from Retrophin, Inc. stating that it owns 4.9% of the outstanding common stock of Transcept and seeking permission from the Board of Directors of Transcept to increase its ownership stake up to 15% of the outstanding common stock of Transcept. After consultation with its financial and legal advisors, and after evaluating the Retrophin request in the context of the tax benefit preservation plan adopted on September 13, 2013, the Board of Directors of Transcept unanimously determined not to accede to this request.

During its deliberations, the Board of Directors of Transcept determined that granting the Retrophin request could jeopardize the value of the approximately $78 million in net operating loss carry forwards of Transcept. The tax benefit preservation plan was unanimously adopted by the Board to protect this asset for the benefit of all Transcept stockholders.

Leerink Swann LLC is acting as financial and strategic advisor to Transcept. Latham & Watkins LLP is acting as the Transcept legal advisor.

About Transcept, Inc.

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products to address important therapeutic needs in the field of neuroscience.  The company's lead development candidate is TO-2070, a novel, rapidly absorbed treatment for acute migraine incorporating dihydroergotamine (DHE) as the active drug.  Preclinical data suggest that TO-2070 may offer significant migraine treatment benefits beyond those provided by less convenient and more invasive DHE drug delivery methods, such as injection, liquid nasal sprays or pulmonary inhalation.

In addition to advancing TO-2070, Transcept is continuing to evaluate opportunities to supplement its development pipeline with new programs appropriate to its area of expertise.  The company's management team developed Intermezzo® from concept to its approval by the FDA in 2011.  Purdue holds commercialization and development rights for Intermezzo in the United States. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.MyIntermezzo.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties.  All statements, other than statements of historical facts, included in this press release are forward-looking statements.  Examples of such statements include, but are not limited to, statements relating to Transcept prospects, the future value of the Transcept net operating loss carry forwards and the ability of Transcept to evaluate and in-license new development programs appropriate to its area of expertise. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the risks described in the "Risk Factors" section of Transcept periodic reports filed with the SEC.  Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make.  Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:

Transcept Pharmaceuticals, Inc.
Leone Patterson
Vice President, Chief Financial Officer
(510) 215-3500
lpatterson@transcept.com